Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.

March 1, 2018

MINDBODY, Inc.
4051 Broad Street, Suite 220
San Luis Obispo, California 93401

Re:  Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MINDBODY, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,816,601 shares of Class A common stock, $0.000004 par value per share, consisting of:  (i) 2,347,168 shares of Class A common stock reserved for issuance under the 2015 Equity Incentive Plan and (ii) 469,433 shares of Class A common stock reserved for issuance under the 2015 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A common stock are collectively referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
a Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.